Exhibit 35.4 X:\Structured Finance\Reg AB\@SEC Filings\Annual Exhibits\Word or PDF Versions\To be Converted\35_rial_ss10_ubs2012c4

Rialto
CAPTIAL
2015 Annual Statement of Servicer Compliance (Item 1123)
Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of September 1, 2012 by and among UBS Commercial Mortgage Securitization Corp., as Depositor, Midland Loan Services, a Division of PNC
Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Park Bridge Lender
Services LLC as Operating Advisor and Deutsche Bank Trust Company Americas as Trustee, Certificate
Administrator, Paying Agent and Custodian relating to the UBS-Barclays Commercial Mortgage Trust 2012-C3,
Commercial Mortgage Pass-Through Certificates, Series 2012-C3 (UBS-Barclays 2012-C3)
The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special
Servicer") herein certifies to the following:
1.
All servicing activities and performance of such servicing activities under the Pooling and Servicing
Agreement are performed on behalf of the Special Servicer.
2.
A review of the servicing activities and performance by the Special Servicer for the period of January 1,
2015 to December 31, 2015 (the "Reporting Period") in accordance with the Pooling and Servicing
Agreement has been conducted under my supervision.
3.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the
Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.
Certified by: /s/ Adam Singer
Date: March 1, 2016
Adam Singer, Managing Director